Consent of Independent Registered Public Accounting Firm

To,

Ilustrato Pictures International Inc. (“ILUS”)

New York, NY

We consent to the inclusion of our following reports of Independent Registered Public Accounting Firm in this Amendment No. 2 of the Registration statement of Ilustrato Pictures International, Inc. (the “company”) on Form 10/A, as issued for CY 2020 and CY 2021.

For, PIPARA & CO LLP (6841)

Pipara & Co LLP

Place: Ahmedabad, India

Date:January 31, 2023

New York Office: 1270, Ave of Americas, Rockfeller Center, FL7, New York – 10020, USA	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006, INDIA	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parej, Mumbai - 400013	Delhi Office: 1602, Ambadeep Building, KG Marg, Connaught Place New Delhi- 110001	Contact: T: +1 (646) 387 - 2034 F: 91 79 40 370376 E:usa@pipara.com naman@piara.com